UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 10, 2011

(December 14, 2010)

OBSCENE JEANS CORPORATION

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	333-166064 (Commission File Number)	27-1070374 (IRS Employer Identification No.)

1522 Romallo Lane

Sarasota, Florida 34232

(Address of principal executive offices) (Zip Code)

(941) 330-7648

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 14, 2010, Rachel Stark-Cappelli, Director, CEO and Secretary of Obscene Jeans Corporation (the "Company"), resigned from all positions held with the Company, including resigning from Board service.  There was no disagreement, as defined in 17 CFR 240.3b-7, between the Registrant and Ms. Stark-Cappelli at the time of Ms. Stark-Cappelli's resignation from the Board of Directors.

Also on December 14, 2010, the Company appointed Robert Federowicz as Director, CEO and President to replace Ms. Stark-Cappelli.  Mr. Federowicz will serve as a director until his successor has been elected at the next annual meeting of the Company's shareholders or until his earlier resignation, removal, or death, and Mr. Federowicz has not been appointed to any committees of the Board as the Board does not presently have any committees.

Mr. Federowicz, age 42, has over twenty years experience as an entrepreneur, information technology executive and marketing and public relations professional in the United States and in Poland.  He previously served as Chief Information Officer of a start-up international power development company and as government affairs liaison for an international power company.  From 2005 through 2009, Mr. Federowicz was an owner and operator of a fitness gym in Houston, Texas.  During 2010, he served as an account executive for Screentek, Inc., a seller of LCD screen technology for laptop computers.  He is a graduate of the Warsaw School of Economics in Poland with a BBA in International Trade.

Mr. Federowicz does not have any employment agreement or other compensatory agreement in place with the Company.  He is being paid $10,000 per month for his services to the Company.

The Company has not entered into any transactions with Mr. Federowicz described in Item 404(a) of Regulation S-K.

Mr. Federowicz was not appointed pursuant to any arrangement or understanding between Mr. Federowicz and any other person.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 10, 2011

Obscene Jeans Corporation, a Florida corporation

By:    /s/ Robert Federowicz

Robert Federowicz, CEO